Exhibit 10.22

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amendment I

Fuel Reserve Agreement

This Fuel Reserve Agreement Amendment I, by and between Global Energy, Inc., of Cincinnati, Ohio (hereinafter “Purchaser”) and Midwest Minerals, Inc., (hereinafter “Seller”) of Terre Haute, Indiana, effective this 19th day of January, 2005, shall modify, change, clarify or enhance a certain Fuel Reserve Agreement created and established by and between the parties on January 20th, 2004.

Whereas, Global Energy, Inc, desires to modify certain terms, conditions and obligations previously established by and between the parties, and

Whereas, Midwest Minerals, Inc., desires to modify certain terms, conditions and obligations previously established by and between the parties, and

Whereas, Midwest Minerals and Global Energy, Inc., deem the Fuel Reserve Agreement of January 20th, 2004 and this Fuel Reserve Agreement Amendment I to be an important and valued business asset to each of the parties.

Provisions and Conditions

I.	Said Fuel Reserve Agreement dated January 20th, 2004 required Purchaser to take certain specific actions and make certain specified payments to Seller prior to 11:59 pm, December 31st, 2004, and

II.

Said Fuel Reserve Agreement included the provision that Seller may, at its sole election extend the terms of the Fuel Reserve Agreement by providing its written notice to Global prior to 11:59pm on January 30th, 2005, and

III.	The Purchaser and Seller individually and jointly desire to extend and modify the Fuel Reserve Agreement to the full benefit of both parties, so

IV.

Purchaser and Seller hereby agree on the following as a modified schedule, statement of conditions and acceptance of obligations, one to another, to provide for the real estate transfer and closing contemplated by the Fuel Reserve Agreement of January 20th, 2004

1.

Purchaser and Seller shall meet in the office of the Purchaser on Wednesday, February 16th, 2005 for the purpose of closing the transaction or at such other mutually acceptable time prior to that date as the parties may elect.

2.	At closing, Purchaser shall provide to the benefit of the Seller the sum of [*], said payment being made by wire transfer to an account of the Seller in the First Financial Bank of Terre Haute or other account as may be directed by Seller.

3.

At closing, Seller shall provide deed conveying to Purchaser any and all rights it claims to the minerals and rights to mine for all properties as described in the documents of January 20th, 2004 and surrendering to Purchaser any and all rights that it may come to acquire to the minerals and for the rights to mine the minerals for the subject tracts.

4.	At closing, Purchaser shall sign an unsecured Promissory Note to the benefit of Seller in the principal amount of [*] with a schedule of payments as follows:

a.	[*] paid to Seller by Purchaser by means of wire transfer to Seller’s account in the First Financial Bank of Terre Haute, IN (or other institution as Seller may direct) not later than June 1, 2005 and,

b.	in the event Purchaser does not deliver said [*] to the account of Seller by the end of the business day, June 1, 2005, a “late fee” of [*] shall be assessed by Seller to Purchaser and said sum shall be added to the accrued balance.

c.	Beginning June 1, 2005, Purchaser shall pay Seller interest at the rate of [*] annually on the unpaid balance and late fee (if any). Said interest shall be accrued until December 31, 2005.

d.	Purchaser shall, prior to December 31, 2005, pay the Seller by means of wire transfer to Seller’s account in the First Financial Bank of Terre Haute, IN (or other institution as Seller may direct) the outstanding balance of the original [*] (plus all interest accrued plus late fees if applicable).

e.	In the event Purchaser does not make payment in full by December 31, 2005, an additional “late fee” of [*] shall be assessed by Seller to Purchaser.

f.	Beginning January 1, 2006, Purchaser shall pay Seller interest at the rate of [*] annually on the unpaid balance and on the accrued late fees. Said interest shall accrue until complete payment has been made by the Purchaser to the Seller.

g.	Mandatory payment provision: Said Promissory Note will contain the provision that should the Purchaser, complete an

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

initial public offering of its stock at any time subsequent to closing, Purchaser shall be obligated to pay all outstanding sums, plus late fees (if any), plus interest accrued (if any) within ten calendar days of said initial public offering.

V.	Purchaser and Seller acknowledge that said terms of the contemplated Promissory Note define Seller’s interest as “unsecured” and as such, in the event that Seller should incur any legal fees after January 1, 2007, to procure sums it is owed or to otherwise protect its interests pursuant to the contemplated Promissory Note, the full and complete amount of any and all said legal fees shall be paid by Purchaser.

VI.	Purchaser and Seller agree and acknowledge that the terms of this Fuel Reserve Agreement Amendment I shall be binding on their affiliates, assigns and successors in interest.

VII.	The initial Fuel Reserve Agreement dated January 20th, 2004 contained a Section VI: Refund Provisions. Said Section VI: Refund Provisions is hereby deleted and otherwise null and void.

VIII.	All other terms and conditions of the Fuel Reserve Agreement dated January 20th, 2004 shall remain in full force and effect.

The parties, by their authorized agents, hereby execute this Fuel Reserve Agreement Amendment I, this 19th day of January, 2005.

Global Energy, Inc.		Midwest Minerals, Inc.

By:	Harry H. Graves	By:	Charles B. Lee
Title:	President	Title:	President

Signed:	/s/ H. H. Graves	Signed:	/s/ Charles B. Lee
Date:	1/19/05	Date:	1/19/05